Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2013 FOURTH QUARTER AND FULL YEAR RESULTS

Milwaukee, Wisconsin – August 7, 2013-- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and year ended June 30, 2013.

Fourth Quarter

Net sales for the fourth quarter ended June 30, 2013 were $80.5 million, compared to net sales of $76.4 million for the fourth quarter ended July 1, 2012.  Net income was $3.2 million both in the current and prior year quarters. Diluted earnings per share for the fourth quarter were $.92 compared to $.97 in the prior year quarter.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	June 30, 2013	July 1, 2012
Chrysler Group LLC	$27,219	$24,996
General Motors Company	14,320	17,378
Ford Motor Company	11,999	9,192
Tier 1 Customers	16,266	13,239
Commercial and Other OEM Customers	8,273	8,301
Hyundai / Kia	2,394	3,257
TOTAL	$80,471	$76,363

Increased sales to Chrysler Group LLC in the current quarter was primarily due to higher customer vehicle production volumes and increased content on models for which we supply components.  The reduction in sales to General Motors Company in the current quarter was primarily attributed to business we lost to other suppliers during the latter half of the 2012 model year.  Increased sales to Ford Motor Company in the current quarter was largely attributed to a combination of business won with new products and higher vehicle production volumes.  Increased sales to Tier 1 customers during the current year quarter related primarily to market growth and the increasing impact of other vehicle access control products, such as latches, fobs, and driver controls, that we have developed in recent years to complement our historic core business of locks and keys.  The reduction in sales to Hyundai / Kia in the current year quarter was principally due to lower customer vehicle production volume and the discontinuation of a vehicle model for which we had been supplying components.

Gross profit margins were 18.2 percent in the current year quarter compared to 18.9 percent in the prior year quarter.  The reduction in gross profit margin in the current year quarter was impacted by a less favorable product sales mix, an unfavorable Mexico Peso to U.S. Dollar exchange rate affecting our operations in Mexico, and a higher expense provision for our frozen defined benefit pension plan.  These negative items were partially offset by the benefits of higher overhead absorption from increased production volumes.

Operating expenses were $9.3 million in the current year quarter and $9.0 million in the prior year quarter.  The major contributor to the increase was a higher expense provision for our frozen defined benefit pension plan.

Included in Other Income (Expense) in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	June 30, 2013	July 1, 2012
Equity Earnings (Loss) of VAST LLC Joint Venture	$255	$(619)
Foreign Currency Transaction Gain	905	462
Impact of Mexican Peso Option Contracts, Net Loss	(9)	(238)
Other	(55)	61
	$1,096	$(334)

STRATTEC is a partner in VAST LLC, a global alliance of companies involved in the design and manufacture of automotive access products. VAST provides global growth opportunities while complementing our North American business. During the current quarter, the VAST LLC operations both in China and Brazil reported positive operating results for the first time in two years.  In the prior year quarter operating results, the VAST LLC operations primarily in China incurred relocation costs associated with moves to a new facility and start-up costs associated with a new product line.  In addition, the prior year quarter equity loss also included STRATTEC’s portion of a goodwill impairment charge of $284,000 relating to VAST China.

During the current year quarter STRATTEC contributed $625,000 to its Defined Benefit Pension Trust to improve the overall funded status of the Plan.

Frank Krejci, President and CEO commented:

“My thanks go to both the STRATTEC team and our VAST partners for making significant progress this year. With a solid automotive market, STRATTEC achieved record sales of nearly $300 million along with growth in economic value added.  Along with our VAST partners and joint ventures, the VAST Group supplies over $1.1 billion globally in automotive products.

Highlights in growth, performance and financial strength deserve special attention.  After challenging years of new product introduction, our joint venture in China is once again profitable and growing. STRATTEC was honored as a Supplier of the Year by Chrysler for Electrical Products, one of their few product categories which accounts for most of our Chrysler business. Lastly, our frozen defined benefit pension plan funded status improved by over $18 million during the fiscal year as  a result of contributions and investment earnings, and keeping our assumptions regarding the funded status of the plan consistent between fiscal years.

Looking to next year, we are optimistic about the projected continued growth of the automotive industry, with the average age of vehicles on the road at an all-time high.”

Full Year

STRATTEC’s fiscal 2013 net sales reached a record high, exceeding the prior year record by approximately 7% and adjusted diluted earnings per share increased approximately 18% in comparison to the prior year. (See Non-GAAP Financial Measure below).

For the fiscal year ended June 30, 2013, net sales were $298.2 million compared to net sales of $279.2 million in the prior year period.  Net income was $9.4 million compared to net income of $8.8 million in the prior year period.  Diluted earnings per share for the current year were $2.72 (or $3.11 without the third quarter $2.1 million pension settlement charge as shown in the table below) compared to diluted earnings per share of $2.64 in the prior year.

Reconciliation of Non-GAAP Financial Measure:

	Year Ended
	June 30,	July 1,
	2013	2012
Diluted earnings per share, as reported	$2.72	$2.64
Effect of pension settlement charge	0.39	-
Diluted earnings per share, as adjusted	$3.11	$2.64

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the table above (as well as the information provided in this release) provides certain non-GAAP financial information, related to diluted earnings per share excluding the impact of a pension settlement charge (as described above).  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of STRATTEC’s results.  In addition, we believe the presentation of diluted earnings per share excluding the impact of the pension settlement charge enhances an investor’s ability to make period-to-period comparisons of our operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  We have reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands, except per share amounts)

	Fourth Quarter Ended		Years Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
	(Unaudited)		(Unaudited)
Net Sales	$80,471	$76,363	$298,179	$279,234
Cost of Goods Sold	65,846	61,896	244,313	228,971
Gross Profit	14,625	14,467	53,866	50,263

Engineering, Selling & Administrative Expenses	9,308	9,013	34,934	33,920
Loss on Settlement of Pension Obligations	-	-	2,144	-
Income from Operations	5,317	5,454	16,788	16,343

Interest Income	5	22	21	69
Interest Expense	(9)	(8)	(34)	(81)
Other Income (Expense), Net	1,096	(334)	104	(489)
	6,409	5,134	16,879	15,842

Provision for Income
Taxes	2,489	872	5,366	3,589

Net Income	$3,920	$4,262	$11,513	$12,253

Net Income Attributable to Non-Controlling Interest	703	1,027	2,138	3,460

Net Income Attributable to STRATTEC SECURITY CORPORATION	$3,217	$3,235	$9,375	$8,793

Earnings Per Share:
Basic	$0.94	$0.98	$2.77	$2.66
Diluted	$0.92	$0.97	$2.72	$2.64
Average Basic
Shares Outstanding	3,356	3,303	3,327	3,300

Average Diluted
Shares Outstanding	3,433	3,333	3,379	3,330

Other
Capital Expenditures	$4,710	$3,973	$12,515	$13,558
Depreciation & Amortization	$2,116	$1,726	$7,490	$6,809

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	June 30, 2013	July 1, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,307	$17,487
Receivables, net	47,514	44,496
Inventories, net	24,312	21,236
Other current assets	14,366	18,072
Total Current Assets	106,499	101,291
Deferred Income Taxes	-	9,742
Investment in Joint Ventures	9,166	8,139
Other Long Term Assets	2,420	536
Property, Plant and Equipment, Net	51,415	46,330
	$169,500	$166,038

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$25,543	$24,149
Borrowings Under Credit Facility	2,250	-
Other	22,932	32,824
Total Current Liabilities	50,725	56,973
Accrued Pension and Post Retirement Obligations	4,181	21,667
Deferred Income Taxes	1,009	-
Other Long-term Liabilities	1,705	-
Shareholders’ Equity	262,368	252,280
Accumulated Other Comprehensive Loss	(22,212)	(35,757)
Less: Treasury Stock	(135,938)	(135,971)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	104,218	80,552
Non-Controlling Interest	7,662	6,846
Total Shareholders’ Equity	111,880	87,398
	$169,500	$166,038

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:
Net Income	$3,920	$4,262	$11,513	$12,253
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity (Earnings) Loss in Joint Ventures	(177)	619	225	1,071
Depreciation and Amortization	2,116	1,726	7,490	6,809
Foreign Currency Transaction (Gain) Loss	(905)	(462)	395	(1,369)
Unrealized Loss (Gain) on Foreign Currency Option Contracts	29	98	(395)	640
Deferred Income Taxes	3,847	54	3,847	54
Stock Based Compensation Expense	306	203	1,062	825
Loss on Settlement of Pension Obligation	-	-	2,144	-
Provision for Doubtful Accounts	-	100	-	116
Change in Operating Assets/Liabilities	(1,455)	748	(10,743)	(3,188)
Other, net	55	40	127	30

Net Cash Provided by Operating Activities	7,736	7,388	15,665	17,241

Cash Flows from Investing Activities:
Investment in Joint Ventures	(765)	-	(965)	(200)
Additions to Property, Plant and Equipment	(4,710)	(3,973)	(12,515)	(13,558)
Proceeds from Sale of Property, Plant and Equipment	5	10	91	19
Net Cash Used in Investing Activities	(5,470)	(3,963)	(13,389)	(13,739)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	750	-	3,250	-
Repayments Under Credit Facility	-	-	(1,000)	-
Dividends Paid	-	(335)	(1,352)	(1,341)
Dividends Paid to Non-Controlling Interest Of Subsidiaries	-	(400)	(1,331)	(400)
Repayment of Loan to Related Parties	-	(1,000)	-	(1,850)
Excess Tax Benefits from Stock Based Compensation	206	-	270	4
Exercise of Stock Options and Employee Stock Purchases	557	12	823	82

Net Cash Provided by (Used in) Financing Activities	1,513	(1,723)	660	(3,505)

Foreign Currency Impact on Cash	273	121	(116)	240

Net Increase in Cash & Cash Equivalents	4,052	1,823	2,820	237

Cash and Cash Equivalents:
Beginning of Period	16,255	15,664	17,487	17,250
End of Period	$20,307	$17,487	$20,307	$17,487